Exhibit 4.2

NEITHER THIS WARRANT NOR ANY SHARES OF COMMON STOCK
ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS
WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF
THIS WARRANT MAY NOT BE OFFERED, SOLD, OR OTHERWISE
TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES
LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN
AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS
OF THOSE LAWS.

ANY INVESTMENT IN THE COMPANY SECURITIES IS HIGHLY RISKY
THE COMPANY’S COMMON STOCK IS QUOTED ON THE OTC GREY
MARKET BUT HAS NO ACTIVE MARKET MAKERS
THE COMPANY IS ALSO A START-UP CONCERN

LEATT CORPORATION, A NEVADA CORPORATION
COMMON STOCK, $0.001 PAR VALUE, PURCHASE WARRANT
(“WARRANT”)

No. 2008-20	February 29 , 2008

Leatt Corporation, a Nevada corporation (the “Company”), hereby certifies that Rubenstein Investor Relations, Inc., its permissible transferees, designees, successors and assigns (collectively, the “Holder”), for value received, is entitled to purchase from the Company at any time commencing after the date of issuance of this Warrant (“Issuance Date”), and terminating on the fifth (5th) anniversary of the date of this Warrant (the “Termination Date”) up to ONE HUNDRED THOUSAND (100,000) shares (each, a “Share” and collectively the “Shares”) of the Company’s Common Stock, $.001 par value per Share (the “Common Stock”), at an exercise price per Share equal to TWENTY CENTS ($0.20) (the “Exercise Price”). The number of Shares purchasable hereunder and the Exercise Price are subject to adjustment as provided in Section 4 hereof. The Issuance Date of this Warrant shall be February 29, 2008.

1. Method of Exercise; Payment.

(a) Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time, or from time to time, commencing on the Issuance Date and terminating on the Termination Date by the surrender of this Warrant (with the notice of exercise form (the “Notice of Exercise”) attached hereto as Exhibit A duly executed) at the principal office of the Company, and by payment to the Company of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased, which amount may be paid, at the election of the Holder, by (i) wire transfer or certified check payable to the order of the Company, (ii) cancellation by the Holder of indebtedness or other obligations of the Company to the Holder or (iii) a combination of (i) and (ii). The person or persons in whose name(s) any certificate(s) representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

(b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section l (a) hereof, the Holder may elect to receive a number of Shares equal to the value (as determined below) of such portion of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the Notice of Cashless Exercise annexed hereto as Exhibit C duly executed; provided that the Net Issue Exercise set forth in this Section 1(b) is subject to adjustments set forth in Section 4 of this Warrant. In such event, the Company shall issue to the Holder a number of Shares computed using the following formula:

X	=	Y (A-B)
A

Where X	=	the number of Shares to be issued to the Holder.

Y	=	the number of Shares subject to this Warrant or, if only a portion of this Warrant is being exercised, the portion of the Warrant being canceled (at the time of such calculation).

A	=	the fair market value of one share of the Company’s Common Stock (at the date of such calculation).

B	=	the Exercise Price (as adjusted to the date of such calculation).

(c) Fair Market Value. For purposes of this Section 1, the fair market value of the Company’s Common Stock shall mean:

          (i) The average of the closing price of the Company’s Common Stock quoted on the Nasdaq Stock Market or in the Over-The-Counter Market Summary or The Pink Sheets, LLC, or the closing price quoted on any stock exchange on which the Common Stock is listed, whichever is applicable, as published in The Wall Street Journal (U.S. National Edition) for the ten (10) trading days prior to the date of determination of fair market value;

          (ii) If the Company’s Common Stock is not traded on the Nasdaq Stock Market or Over-The-Counter (“OTC”) market or on an stock exchange or The Pink Sheets, LLC, the fair market value of the Common Stock per share shall be agreed upon by the parties hereto. If the parties cannot agree on the fair market value within five (5) business days of delivery of the Notice of Exercise, the Board of Directors of the Company in good faith shall determine the fair market value of the Common Stock; provided, however, that the fair market value of the Common Stock shall be no greater than the price at which the Company last sold its Common Stock or the exercise price of its last granted options, whichever occurs later. For purposes of this Warrant, “Business Day(s)” or “business day(s)” shall mean a week day on which the banks in Las Vegas, Nevada are regularly scheduled to be opened and are in fact open for business.

          (d) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Shares issuable upon such exercise. In the event this Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the number of Shares for which this Warrant may then be exercised.

          (e) Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge by the Company to the Holder for any tax or other charge in respect of such issuance.

2. Warrant.

          (a) Exchange, Transfer and Replacement. At any time prior to the exercise hereof, this Warrant may be exchanged upon presentation and surrender to the Company, alone or with other warrants of like tenor of different denominations registered in the name of the same Holder, for another warrant or warrants of like tenor in the name of such Holder exercisable for the aggregate number of Shares as the warrant or warrants surrendered.

          (b) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver in lieu thereof, a new Warrant of like tenor.

          (c) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange or replacement as provided in this Section 2, this Warrant shall be promptly canceled by the Company. The Holder shall pay all taxes and all other expenses (including legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 2.

          (d) Warrant Register. The Company shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant (the “Warrant Register”), in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

          (e) Piggy-Back Registration Rights. For the term hereof, the Holder is hereby granted piggy-back registration rights for the Shares purchased or acquired and issued to the Holder during the term hereof. In the event that the Company files a Form S-1 or any successor form under the 1933 Act for an initial public offering of the Common Stock (“IPO”), then the Company shall include in that registration statement the Shares issued and purchased by the Holder. The Company shall pay all costs incurred and required to register those Shares under the 1933 Act; provided, however, that said obligation shall not require the Company to use more than usual and customary due care in filing and seeking the effectiveness of the IPO registration statement. Nothing contained herein shall obligate the Company to make repeated efforts to register the Shares or file a separate registration statement for the Shares. Further, nothing contained herein shall be construed as a guarantee that the Shares will be registered under the 1933 Act or so registered by a date certain. Said registration rights shall not apply to the filing of a Form S-8 or Form S-4 or any successor form under the 1933 Act by the Company.

          (f) Term. The term of this Warrant (“term” or “term hereof”) shall mean the period form the Issuance Date until the Termination Date, unless this Warrant is terminated earlier than the Termination Date in accordance with its terms or by court order.

3. Rights and Obligations of Holders of this Warrant. The Holder of this Warrant shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing shares of Common Stock or other securities is issued to the holder hereof upon exercise of this Warrant, such holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Warrant, together with a duly executed Election to Purchase, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such Common Stock certificate.

4. Adjustments.

          (a) Stock Dividends, Reclassifications, Recapitalizations, Etc. In the event the Company: (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then

(1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (2) the number of shares of Common Stock for which this Warrant may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

          (b) Cash Dividends and Other Distributions. In the event that at any time or from time to time the Company shall distribute to all holders of Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than in each case, (w) the issuance of any rights under a shareholder rights plan, (x) any dividend or distribution described in Section 4(a), (y) any rights, options, warrants or securities described in Section 4(c) and (z) any cash dividends or other cash distributions from current or retained earnings), then the Company shall, at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action, send to each Holder a notice of such proposed action. Such notice shall be mailed to the Holders at their addresses as they appear in the Warrant Register (as defined in Section 2(d)), which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly describe such action.

          (c) Combination: Liquidation. (i) In the event of a Combination (as defined below), each Holder shall have the right to receive upon exercise of the Warrant the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Warrant been exercised immediately prior to such event (subject to further adjustment in accordance with the terms hereof). Unless paragraph (ii) is applicable to a Combination, the Company shall provide that the surviving or acquiring Person (the “Successor Company”) in such Combination will assume by written instrument the obligations under this Section 4 and the obligations to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. “Combination” means an event in which the Company consolidates with, mergers with or into, or sells all or substantially all of its assets to another Person, where “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity; (ii) In the event of (x) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of the Company, the Holders shall be entitled to receive, upon surrender of their Warrant, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrant, as if the Warrant had been exercised immediately prior to such event, less the Exercise Price. In case of any Combination described in this Section 4, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with an agent or trustee for the benefit of the Holders of the funds, if any, necessary to pay to the Holders the amounts to which they are entitled as described above. After such funds and the surrendered Warrant are received, the Company is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holders surrendering such Warrant.

          (d) NASDAQ Limitation. Notwithstanding any other provision in this Section 4 to the contrary, if a reduction in the Exercise Price pursuant to this Warrant would require the Company to obtain stockholder approval of the transactions contemplated under any agreement between the Company and the Holder pursuant to any applicable Nasdaq rules, including Nasdaq Marketplace Rule 4350(i), and such stockholder approval has not been obtained, the Exercise Price shall be reduced to the maximum Exercise Price that would not require stockholder approval under such applicable Nasdaq rules. In no event shall the Exercise Price be reduced below the greater of book value or market value on the Issuance Date.

          (e) Notice of Adjustment. Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall deliver to the holders of the Warrants in accordance with Section 9 a certificate of the Company’s President or Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Current Market Value of the Common Stock was determined, if either of such determinations were required), and specifying the Exercise Price and number of shares of Common Stock issuable upon exercise of this Warrant after giving effect to such adjustment.

          (f) Notice of Certain Transactions. In the event that the Company shall propose (a) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any capital reorganization, reclassification, consolidation or merger affecting the Common Stock, as a whole, or (d) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall, within the time limits specified below, send to each Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holders at their addresses as they appear in the Warrant Register (as defined in Section 2(d)), which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any adjustment pursuant to Section 4 which will be required as a result of such action. Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (a) or (b) above, at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

          (g) Current Market Value. “Current Market Value” per share of Common Stock or any other security at any date means (i) if the security is not registered under the Securities Exchange Act of 1934, ended (the “Exchange Act”) and/or traded on a national securities exchange, OTC market or quotation system or bulletin board, or The Pink Sheets, LLC, (a) the value of the security, determined in good faith by the Board of Directors of the Company and certified in a board resolution, based on the most recently completed arm’s-length transaction between the Company and a Person other than an affiliate of the Company or between any two such Persons and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred within the six-month period, the value of the security as determined by an independent financial expert or an agreed upon financial valuation model or (ii) if the security is registered under the Exchange Act and/or traded on a national securities exchange, quotation system or bulletin board, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is being traded (each, a “Trading Day”) during the period commencing thirty (30) days before such date and ending on the date one day prior to such date.

5. Fractional Shares. In lieu of issuance of a fractional share upon any exercise hereunder, the Company will issue an additional whole share in lieu of that fractional share, calculated on the basis of the Exercise Price.

6. Legends. Prior to issuance of the shares of Common Stock underlying this Warrant, all such certificates representing such shares shall bear a restrictive legend to the effect that the Shares represented by such certificate have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and that the Shares may not be sold or transferred in the absence of such registration or an exemption therefrom, such legend to be substantially in the form of the bold-face language appearing at the top of Page 1 of this Warrant.

7. Disposition of Warrants or Shares. The Holder of this Warrant, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the 1933 Act. Furthermore, it shall be a condition to the transfer of this Warrant that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the terms and conditions contained in this Warrant.

8. Merger or Consolidation. The Company will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume, by supplemental agreement reasonably satisfactory in form and substance to the Holder, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

9. Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by nationally-recognized overnight courier or by facsimile machine confirmed telecopy, and shall be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on a Business Day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

If to the Company:	Leatt Corporation
c/o PW Richter plc
3901 Dominion Townes Circle
Richmond, Virginia 23223
Telephone: 804 644 2182
Fax: 804 644 2181
Email: prosage@comcast.net

if to the Holder:	to the Holder’s address as specified in the records of the
Company

Notwithstanding the time of effectiveness of notices set forth in this Section, an Election to Purchase shall not be deemed effectively given until it has been duly completed and submitted to the Company together with this original Warrant and payment of the Exercise Price in a manner set forth in this Section.

10. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in the State of Nevada.

11. Successors and Assigns. This Warrant shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

12. Headings. The headings of various sections of this Warrant have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

13. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant, and the balance hereof shall be interpreted as if such provision were so excluded.

14. Modification and Waiver. This Warrant and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

15. Specific Enforcement. The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

16. Assignment. Subject to prior written approval by the Company, this Warrant may be transferred or assigned, in whole or in part, at any time and from time to time by the then Holder by submitting this Warrant to the Company together with a duly executed Assignment in substantially the form and substance of the Form of Assignment which accompanies this Warrant, as Exhibit B hereto, and, upon the Company’s receipt hereof, and in any event, within five (5) Business Days thereafter, the Company shall issue a warrant to the Holder to evidence that portion of this Warrant, if any, as shall not have been so transferred or assigned.

17. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph. This provision shall not restrict the number of shares of

Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger or other business combination or reclassification involving the Company. This restriction may not be waived without the consent of the Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

EXHIBIT A
TO
WARRANT CERTIFICATE

ELECTION TO PURCHASE

To Be Executed by the Holder
in Order to Exercise the Warrant

The undersigned Holder hereby elects to purchase ________________________ Shares pursuant to the attached Warrant, and requests that certificates for securities be issued in the name of:

(Please type or print name and address)

(Social Security or Tax Identification Number)

and delivered to: .

(Please type or print name and address if different from above)

If such number of Shares being purchased hereby shall not be all the Shares that may be purchased pursuant to the attached Warrant, a new Warrant for the balance of such Shares shall be registered in the name of, and delivered to, the Holder at the address set forth below. In full payment of the purchase price with respect to the Shares purchased and transfer taxes, if any, the undersigned hereby tenders payment of $__________________by check, money order or wire transfer payable in United States currency to the order of “Leatt Corporation.”

HOLDER:

By:
Name:
Title:
Address:

Dated:

EXHIBIT B
TO
WARRANT
FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto
_________________________________________________________________

the right represented by the within Warrant to purchase:
_______________________________________________________

shares of Common Stock of Leatt Corporation, a Nevada corporation, to which the within Warrant relates, and appoints:
______________________________________________________
Attorney to transfer such right on the books of Leatt Corporation, a Nevada corporation, with full power of substitution of premises.

Dated:	By:
Name:
Title:
(signature must conform to
name of holder as specified on
the face of the Warrant)

Address:

Signed in the presence of:_________________________________________
Dated:__________________________________

EXHIBIT C
TO
WARRANT
NOTICE OF EXERCISE OF COMMON STOCK WARRANT
PURSUANT TO NET ISSUE (“CASHLESS”) EXERCISE PROVISIONS

Leatt Corporation
c/o PW Richter plc
3901 Dominion Townes Circle
Richmond, Virginia 23223
Telephone: 804 644 2182
Fax: 804 644 2181

CASHLESS EXERCISE

Number of Shares of
Common Stock to be
Issued Under this
Notice: ____________________________________

Gentlemen:

The undersigned, registered holder of the Warrant to Purchase Common Stock delivered herewith (“Warrant”) hereby irrevocably exercises such Warrant for, and purchases thereunder, shares of the Common Stock of Leatt Corporation, a Nevada corporation, as provided below. Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given in the Warrant. The portion of the Aggregate Price (as hereinafter defined) to be applied toward the purchase of Common Stock pursuant to this Notice of Exercise is $__________________ thereby leaving a remainder Aggregate Price (if any) equal to $_______________. Such exercise shall be pursuant to the net issue exercise provisions of Section 1(b) of the Warrant. Therefore, the holder makes no payment with this Notice of Exercise. The number of shares to be issued pursuant to this exercise shall be determined by reference to the formula in Section 1(b) of the Warrant which requires the use of the fair market value (as defined in Section 1(c) of the Warrant) of the Company’s Common Stock on the business day immediately preceding the day on which this Notice is received by the Company. To the extent the foregoing exercise is for less than the full Aggregate Price of the Warrant, the remainder of the Warrant representing a number of Shares equal to the quotient obtained by dividing the remainder of the Aggregate Price by the Warrant Price (and otherwise of like form, tenor and effect) may be exercised under Section 1(b) of the Warrant. For purposes of this Notice the term “Aggregate Price” means the product obtained by multiplying (i) the number of shares of Common Stock for which the Warrant is exercisable times the Warrant Price.

Signature:

Address:

Date: